Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Trey Hartman VP CAO and Interim CFO thartman@wtoffshore.com 713-626-8525

W&T Offshore Announces Second Quarter 2023 Results

HOUSTON, August 1, 2023 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the second quarter of 2023.  This press release includes non-GAAP financial measures, including Adjusted Net Income (Loss), Adjusted EBITDA, Free Cash Flow, Net Debt and PV-10, which are described and reconciled to the most comparable GAAP measures below in the accompanying tables under “Non-GAAP Information.”

Key highlights for the second quarter of 2023 and through the date of this press release include:

•Increased second quarter 2023 production by 14% over production in the first quarter 2023 to 37.0 thousand barrels of oil equivalent per day (“MBoe/d”) (50% liquids), or 3.4 million barrels of oil equivalent (“MMBoe”);
oProduction was at the midpoint of guidance and recovered from first quarter 2023 planned and unplanned downtime;
•Reported a net loss of $12.1 million, or $0.08 per diluted share in the second quarter of 2023;
oAdjusted Net Loss totaled $12.4 million, or $0.08 per share in the second quarter of 2023, which excludes the net unrealized gain on outstanding derivative contracts and non-recurring costs related to IT services transition.;
•Generated Adjusted EBITDA of $38.8 million for the second quarter of 2023;
•Produced net cash from operating activities of $26.2 million and Free Cash Flow of $9.7 million for the second quarter of 2023, the 22nd consecutive quarter of positive Free Cash Flow;
oContinued the amortization of the non-recourse Mobile Bay term loan and repaid an additional $9.6 million in second quarter 2023;
•Maintained strong cash and cash equivalents of $171.6 million at June 30, 2023;
•Reported Net Debt of $231.9 million as of June 30, 2023, which is down substantially from Net Debt of $331.4 million a year ago;
•Continued to maintain a low leverage profile with Net Debt to trailing twelve months (“TTM”) Adjusted EBITDA of 0.9 times;
•Appointed Sameer Parasnis as Executive Vice President and Chief Financial Officer in July 2023;
•Was awarded two shallow water blocks, Eugene Island South Addition block 371 and Eugene Island South Addition block 387 in the recent Gulf of Mexico (“GOM”) Lease Sale 259 in March 2023. These two blocks cover a total of approximately 10,000 gross acres; and

Reported mid-year SEC proved reserves, based on a reserve report prepared by Netherland, Sewell and Associates, Inc. (“NSAI”) using SEC pricing, of 157.7 MMBoe, and the present value of those SEC proved reserves discounted at 10% (“PV-10”) was $2.1 billion.

Tracy W. Krohn, W&T’s Board Chair and Chief Executive Officer, commented, “Our second quarter 2023 production volumes recovered from first quarter downtime and were up 14% over first quarter 2023 to 37.0 Mboe per day, which resulted in a good quarter of positive operational and financial results.  Despite weaker commodity prices, we continued to generate meaningful Adjusted EBITDA and Free Cash Flow with Adjusted EBITDA of $38.8 million in the second quarter and positive Free Cash Flow of $9.7 million, marking the 22nd consecutive quarter of positive Free Cash Flow. In early 2023 we strengthened our balance sheet by issuing $275 million in new 2026 Senior Second Lien

Notes, and used the proceeds along with our considerable cash position to repurchase all $552.5 million principal amount of the outstanding 2023 Senior Second Lien Notes. The benefits were seen in the second quarter with our significantly lower interest expense. We maintained our strong cash and cash equivalents position at $171.6 million and our Net Debt to Adjusted EBITDA ratio remains low at 0.9 times.  Operationally, we continued our successful workover program and were pleased to recently be awarded the two leases on which we were high bidders in the GOM lease sale back in March.”

Mr. Krohn continued, “In early July we appointed Sameer Parasnis as our new Chief Financial Officer and welcomed him to our senior leadership team. Sameer has served as a trusted financial advisor for many years, including on key strategic initiatives like our drilling joint venture, corporate debt refinancing, non-recourse term loan financing and our opportunistic At-The-Market equity offering in 2022. We are confident that his extensive experience with our business, energy markets and our leadership team will greatly benefit W&T and our shareholders.”

Mr. Krohn concluded, “With our financial flexibility and strong liquidity position, we believe we are very well positioned to take advantage of potential acquisitions that may present themselves in the near term and poised to continue delivering on our strategic vision. Our management team is closely aligned with our shareholders through our sizeable stock ownership position. We remain committed to enhancing shareholder value through a proven strategy focused on free cash flow generation and operational excellence, which we believe positions us well for the future.”

Production, Prices, and Revenue:  Production for the second quarter of 2023 was 37.0 MBoe/d, which was at the midpoint of the Company’s guidance range provided for the quarter.  This represented an increase of 14% from 32.5 Mboe/d for the first quarter of 2023 and a decrease of 13% from 42.4 MBoe/d for the corresponding period in 2022.  The increase in production compared to the first quarter of 2023 was primarily driven by recovery from first quarter 2023 unplanned downtime at non-operated fields and extended planned downtime associated with a maintenance project at the Company’s Mobile Bay onshore treatment facility to properly maintain, inspect and clean out process vessels in the plant as well as pipeline maintenance, which shut in production at the Mobile Bay field for 35 days.  Second quarter 2023 production was comprised of 13.8 MBbl/d of oil (37%), 4.9 MBbl/d of natural gas liquids (“NGLs”) (13%), and 110.1 million cubic feet per day (“MMcf/d”) of natural gas (50%).

W&T’s average realized price per barrel of oil equivalent (“Boe”) before realized derivative settlements was $36.76 per Boe in the second quarter of 2023, a decrease of 17% from $44.32 per Boe in the first quarter of 2023 and a decrease of 47% from $69.55 per Boe in the second quarter of 2022.  Crude oil, NGL, and natural gas prices, before realized derivative settlements for the second quarter of 2023, were $71.76 per barrel, $23.44 per barrel, and $2.34 per Mcf, respectively.

Revenues for the second quarter of 2023 were $126.2 million, which was lower than first quarter 2023 revenue of $131.7 million and lower than $273.8 million in the second quarter of 2022, due primarily to lower realized prices.

Lease Operating Expense:  Lease operating expense (“LOE”), which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance, was $66.0 million in the second quarter of 2023, which was below the midpoint of the previously provided guidance range.  This compared to $65.2 million in the first quarter of 2023 and $53.0 million for the corresponding period in 2022.  On a component basis for the second quarter of 2023, base LOE and insurance premiums were $48.2 million, workovers were $9.0 million, and facilities maintenance and other expenses were $8.8 million.  On a unit of production basis, LOE was $19.60 per Boe in the second quarter of 2023.  This compares to $22.29 per Boe for the first quarter of 2023 and $13.73 per Boe for the second quarter of 2022.

Gathering, Transportation Costs, and Production Taxes:  Gathering, transportation costs and production taxes totaled $6.8 million ($2.02 per Boe) in the second quarter of 2023, compared to $6.1 million ($2.10 per Boe) in the first quarter of 2023 and $9.2 million ($2.38 per Boe) in the second quarter of 2022.  Production taxes decreased on a per Boe basis due to lower realized natural gas prices during the second quarter of 2023.

Depreciation, Depletion, Amortization and Accretion (“DD&A”):  DD&A, including accretion expense related to asset retirement obligations (“ARO”), was $10.66 per Boe in the second quarter of 2023.  This compares to $10.31 per Boe and $8.90 per Boe for the first quarter of 2023 and the second quarter of 2022, respectively.

General & Administrative Expenses (“G&A”):  G&A was $17.4 million for the second quarter of 2023, which decreased by 13% compared to the first quarter of 2023. Employee salaries and benefits costs were higher in the first quarter of 2023 due to payment of the amounts due under the 2022 short-term incentive compensation plan in the first quarter of 2023.  General and administrative expense increased year over year primarily due to an increase in employee costs and incentive compensation, as well as increased costs for non-recurring professional and legal services compared to 2022. On a unit of production basis, G&A was $5.16 per Boe in the second quarter of 2023 compared to $6.81 per Boe in the first quarter of 2023 and $3.88 per Boe in the corresponding period of 2022.

Derivative (Gain) Loss:  In the second quarter of 2023, W&T recorded a net gain of $0.8 million related to commodity derivative contracts comprised of a $1.1 million unrealized gain related primarily to the increase in fair value of open contracts, partially offset by $0.3 million of realized losses.  The Company recognized a net gain of $39.2 million in the first quarter of 2023 and $8.9 million in the second quarter of 2022 related to commodity derivative activities.

For the remainder of 2023, W&T is approximately 64% hedged for natural gas and currently has no hedges for oil.  A significant portion of the W&T’s natural gas hedges, in the form of sold swaps and purchased calls and puts, were entered into in conjunction with the non-recourse Mobile Bay term loan entered into by borrowers owned by the Company’s wholly-owned subsidiary Aquasition Energy LLC and will continue through the life of that loan.

A summary of the Company’s outstanding derivative positions is provided on W&T’s website in the “Investors” section under the “Financial Information” tab.

Interest Expense:  Net interest expense in the second quarter of 2023 was $10.3 million compared to $14.7 million in the first quarter of 2023 and $18.2 million in the second quarter of 2022. The decreases are due to the full redemption of the 9.75% Senior Second Lien Notes which occurred in February 2023, lower interest expense on the lower outstanding principal balance of the Term Loan and increased interest income. These decreases were partially offset by interest expense incurred on the 11.75% Senior Second Lien Notes issued in late January 2023.

Income Tax:  W&T recognized income tax expense of $3.0 million in the second quarter of 2023.  This compares to the recognition of income tax expense of $8.6 million and $31.1 million for the quarters ended March 31, 2023 and June 30, 2022, respectively.

Balance Sheet and Liquidity:  As of June 30, 2023, W&T had available liquidity of $221.6 million comprised of $171.6 million in cash and cash equivalents and $50.0 million of borrowing availability under W&T’s first priority secured revolving facility provided by Calculus Lending LLC (“Calculus”).  At quarter-end, the Company had total debt of $403.6 million, or Net Debt of $231.9 million, net of cash and cash equivalents.  Of total debt of $403.6 million, only $278.6 million is recourse to W&T. The remaining $125.0 million is held at our subsidiary, Aquasition Energy LLC, and is non-recourse to W&T. As of June 30, 2023, Net Debt to TTM Adjusted EBITDA was 0.9 times.

Capital Expenditures and Acquisitions:  Capital expenditures (excluding changes in working capital associated with investing activities) in the second quarter of 2023 were $15.6 million, and asset retirement costs totaled $3.2 million. For the first six months of 2023, capital expenditures totaled $23.0 million and asset retirement costs were $11.8 million.

OPERATIONS UPDATE

Front-end Engineering and Design and permitting processes are underway on the Holy Grail well at Garden Banks 783 in the Magnolia Field.

Well Recompletions and Workovers

During the second quarter of 2023, the Company performed seven workovers that positively impacted production for the quarter. W&T plans to continue performing these low cost, short payout operations that impact both production and revenue.

Addition to Senior Management

In early July 2023, W&T appointed Sameer Parasnis to the position of Executive Vice President and Chief Financial Officer. Mr. Parasnis has 25 years of financial and operational experience, of which 20 have been in banking. He has advised companies in the Oil & Gas and Energy Transition industry on equity capital markets, debt capital markets and strategic M&A. Prior to joining W&T, Mr. Parasnis served as Managing Director of Stifel Financial Corporation’s Energy & Energy Transition team in Houston. He has served as a trusted financial advisor to W&T over the years on key strategic initiatives of the Company, including its drilling joint venture and corporate debt refinancing in 2018, the non-recourse term loan financing with Munich Re Reserve Risk Financing, Inc. in 2021 as well as its opportunistic At-The-Market equity offering in 2022.

Lease Sale 259

W&T was recently awarded a 100% working interest in two shallow water blocks, Eugene Island South Addition block 371 and Eugene Island South Addition block 387 on which it was the apparent high bidder during the GOM lease sale held in March 2023. These two blocks cover a total of approximately 10,000 gross acres and together cost approximately $340,000. The blocks have a lease term of five years and an 18.75% royalty.

Mid-Year 2023 Proved Reserves

As calculated by NSAI, W&T’s independent reserve engineering consultants, proved reserves using SEC pricing methodology totaled 157.7 MMBoe at June 30, 2023, compared with 165.3 MMBoe at year-end 2022. The decrease in proved reserves was primarily driven by downward price revisions of 4.8 MMBoe and 6.3 MMBoe of production in the first half of 2023, partially offset by 3.5 MMBoe of positive technical revisions related primarily to increases in performance-based projections across several producing fields. There were no reserve additions from acquisitions during the period. The mid-year proved reserves, which were 71% proved developed producing, 16% proved developed non-producing, and 13% proved undeveloped, were 36% liquids (24% crude oil and 12% NGLs) and 64% natural gas.  W&T operates approximately 92% of its mid-year 2023 proved reserves.

The pre-tax PV-10 of the mid-year 2023 proved reserves using SEC pricing was $2.1 billion (before consideration of expenditures for asset retirement obligations), a decrease of 35% compared with the PV-10 of $3.1 billion at year-end 2022 using SEC pricing. The decrease was driven by lower overall pricing. Mid-year 2023 SEC proved reserves and PV-10 were based on an average 12-month crude oil and natural gas prices of $83.23 per barrel and $4.76 per MMBtu, respectively. Prices used to determine proved reserves and PV-10 for year-end 2022 were $94.14 per barrel of oil and $6.36 per MMBtu of natural gas.

Third Quarter and Full Year 2023 Production and Expense Guidance

Addressing updated guidance for the balance of 2023, Tracy Krohn commented, “We have always believed that the key to long-term sustainability is to prioritize free cash flow generation. In the first half of 2023, we have seen commodity price weakness, with much lower natural gas prices and soft oil prices.  As a result, we decided to proactively reduce our current year capital budget and delay a significant portion of our drilling capital investments until 2024. We believe that the lower pricing scenario enhances acquisition opportunities, and we have a strong cash position and balance sheet to act quickly should we see the right acquisition opportunity arise. We feel that patience is important as we are looking for strategic value and free cash flow generation potential in all acquisition opportunities that we are currently evaluating. Assuming no acquisitions for the remainder of the year, we are reducing our capital expenditure plans for 2023 from a range of $90 to $110 million to $50 to $70 million, and are focused on maintaining cash which will result in a related deferral of production. We will continue to invest in workovers and recompletions this year to help mitigate natural declines in production. We have successfully built W&T over the past 40 years with a proven acquisition strategy and believe the market will afford us several opportunities in the near term. One of the most attractive attributes of our asset base is our ability to adjust our drilling plans without losing drilling opportunities since our leases are largely held by existing production.”

The guidance for the third quarter and full year 2023 in the table below represents the Company’s current expectations.  Please refer to the section entitled “Forward-Looking and Cautionary Statements” below for risk factors that could impact guidance.

Production	Third Quarter 2023	Full Year 2023
Oil (MBbl)	1,130 – 1,260	4,750 – 5,250
NGLs (MBbl)	320 – 360	1,350 – 1,480
Natural gas (MMcf)	9,900 – 11,000	36,300 – 40,200
Total equivalents (MBoe)	3,100 – 3,453	12,150 – 13,430
Average daily equivalents (MBoe/d)	34 – 37	33 – 37

Expenses	Third Quarter 2023	Full Year 2023
Lease operating expense ($MM)	$60.0 – $67.0	$240.0 – $260.0
Gathering, transportation & production taxes ($MM)	$7.4 – $8.4	$27.0 – $31.0
General & administrative - cash ($MM)	$15.4 – $17.3	$63.0 – $68.0
General & administrative – non-cash ($MM)	$3.1 – $3.5	$10.5 – $12.0
DD&A ($ per Boe)		$9.00 – $10.00

We expect all taxes in 2023 to be deferred.  Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Wednesday, August 2, 2023 at 9:00 a.m. Central Time (10:00 Eastern Time).  Interested parties may dial 1-844-739-3797.  International parties may dial 1-412-317-5713.  Participants should request to connect to the “W&T Offshore Conference Call”.  This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Investors”.  An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. As of June 30, 2023, the Company had working interests in 46 fields in federal and state waters (which include 38 fields in federal waters and eight in state waters). The Company has under lease approximately 578,000 gross acres (419,000 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 8,000 gross acres in Alabama State waters, 416,500 gross acres on the conventional shelf and approximately 153,500 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, including but not limited to, any forward-looking guidance provided herein, reflect our current views with respect to future events, based on what we believe are reasonable estimates and assumptions. No assurance can be given, however, that these events will occur or that our estimates will be correct. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, commodity price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, uncertainties of the timing and impact of bringing new wells online and repairing and restoring infrastructure due to hurricane damage, the ability to achieve leverage targets, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors described or referenced in W&T’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q found at www.sec.gov or on our website at www.wtoffshore.com under the Investor Relations section.  Our forward-looking statements in this press release are based upon assumptions made, and information known, by the Company as of the date of this release; it should not be assumed that the Company will undertake to revise or update any such forward-looking statements as such assumptions and information changes, except as required under applicable law.  Investors are urged to consider closely the disclosures and risk factors in these reports.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022

Revenues:
Oil	$89,982	$97,000	$159,264	$186,982	$281,966
NGLs	10,385	7,795	16,735	18,180	30,555
Natural gas	23,438	24,804	92,413	48,242	143,779
Other	2,376	2,126	5,396	4,502	8,512
Total revenues	126,181	131,725	273,808	257,906	464,812

Operating expenses:
Lease operating expenses	66,021	65,186	52,976	131,207	96,387
Gathering, transportation and production taxes	6,802	6,136	9,181	12,938	14,448
Depreciation, depletion, amortization and accretion	35,894	30,134	34,360	66,028	65,271
General and administrative expenses	17,393	19,919	14,967	37,312	28,743
Total operating expenses	126,110	121,375	111,484	247,485	204,849
Operating income	71	10,350	162,324	10,421	259,963

Interest expense, net	10,323	14,713	18,183	25,036	38,066
Derivative (gain) loss, net	(829)	(39,240)	(8,854)	(40,069)	71,143
Other (income) expense, net	(311)	233	(1,534)	(78)	(629)
(Loss) income before income taxes	(9,112)	34,644	154,529	25,532	151,383
Income tax expense	2,997	8,639	31,093	11,636	30,404
Net (loss) income	$(12,109)	$26,005	$123,436	$13,896	$120,979

Basic	$(0.08)	$0.18	$0.86	$0.09	$0.85
Diluted	(0.08)	0.17	0.85	0.09	0.84

Weighted average common shares outstanding
Basic	146,452	146,418	143,020	146,435	142,981
Diluted	146,452	148,726	144,525	149,045	144,094

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022
Net sales volumes:
Oil (MBbls)	1,254	1,350	1,476	2,604	2,780
NGLs (MBbls)	443	294	384	738	733
Natural gas (MMcf)	10,023	7,677	11,995	17,699	22,466
Total oil and natural gas (MBoe) (1)	3,368	2,924	3,859	6,292	7,257

Average daily equivalent sales (MBoe/d)	37.0	32.5	42.4	34.8	40.1

Average realized sales prices (before the impact of derivative settlements):
Oil ($/Bbl)	$71.76	$71.85	$107.90	$71.81	$101.43
NGLs ($/Bbl)	23.44	26.51	43.58	24.63	41.68
Natural gas ($/Mcf)	2.34	3.23	7.70	2.73	6.40
Barrel of oil equivalent ($/Boe)	36.76	44.32	69.55	40.27	62.88

Average operating expenses per Boe ($/Boe):
Lease operating expenses	$19.60	$22.29	$13.73	$20.85	$13.28
Gathering, transportation and production taxes	2.02	2.10	2.38	2.06	1.99
Depreciation, depletion, amortization and accretion	10.66	10.31	8.90	10.49	8.99
General and administrative expenses	5.16	6.81	3.88	5.93	3.96

(1)	MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly. The realized prices presented above are volume-weighted for production in the respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2023	2022

Assets
Current assets:
Cash and cash equivalents	$171,627	$461,357
Restricted cash	4,417	4,417
Receivables:
Oil and natural gas sales	41,342	66,146
Joint interest, net	13,875	14,000
Income taxes	1,941	—
Total receivables	57,158	80,146
Prepaid expenses and other assets	21,365	24,343
Total current assets	254,567	570,263

Oil and natural gas properties and other	8,887,645	8,834,319
Less accumulated depreciation, depletion, amortization and impairment	8,149,905	8,099,104
Oil and natural gas properties and other, net	737,740	735,215
Restricted deposits for asset retirement obligations	22,092	21,483
Deferred income taxes	45,700	57,280
Other assets	42,118	47,549
Total assets	$1,102,217	$1,431,790

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$67,303	$65,570
Undistributed oil and natural gas proceeds	31,178	41,934
Advances from joint interest partners	3,110	3,181
Asset retirement obligations	37,763	25,359
Accrued liabilities	39,323	74,041
Current portion of long-term debt, net	30,550	582,249
Total current liabilities	209,227	792,334

Long-term debt, net	373,021	111,188
Asset retirement obligations, less current portion	443,069	441,071
Other liabilities	52,109	79,563
Shareholders’ equity:
Common stock, $0.00001 par value; 200,000 shares authorized; 149,350 issued and 146,481 outstanding at June 30, 2023; 149,002 issued and 146,133 outstanding at December 31, 2022	1	1
Additional paid-in capital	579,849	576,588
Retained deficit	(530,892)	(544,788)
Treasury stock, at cost; 2,869 shares for both dates presented	(24,167)	(24,167)
Total shareholders’ equity	24,791	7,634
Total liabilities and shareholders’ equity	$1,102,217	$1,431,790

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022
Operating activities:
Net (loss) income	$(12,109)	$26,005	$123,436	$13,896	$120,979
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	35,894	30,134	34,360	66,028	65,271
Amortization and write off of debt issuance costs	1,114	3,249	1,771	4,363	4,365
Share-based compensation	2,087	1,922	2,014	4,009	2,534
Derivative (gain) loss	(829)	(39,240)	(8,854)	(40,069)	71,143
Derivative cash payments (receipts), net	901	(5,328)	100,742	(4,427)	70,227
Derivative cash premium payments	—	—	(46,111)	—	(46,111)
Deferred income taxes	7,184	4,396	27,764	11,580	27,031
Changes in operating assets and liabilities:
Oil and natural gas receivables	4,183	20,621	(6,462)	24,804	(44,236)
Joint interest receivables	3,241	(3,116)	851	125	(3,625)
Prepaid expenses and other assets	(4,497)	31,489	(17,909)	26,992	(30,092)
Income tax	(6,588)	4,243	3,179	(2,345)	3,223
Asset retirement obligation settlements	(3,199)	(8,642)	(34,283)	(11,841)	(39,775)
Cash advances from joint interest partners	(50)	(21)	(1,263)	(71)	(9,813)
Accounts payable, accrued liabilities and other	(1,135)	(42,277)	30,987	(43,412)	46,638
Net cash provided by operating activities	26,197	23,435	210,222	49,632	237,759

Investing activities:
Investment in oil and natural gas properties and equipment	(15,632)	(7,367)	(8,050)	(22,999)	(25,489)
Changes in operating assets and liabilities associated with investing activities	3,453	(5,791)	(8,416)	(2,338)	(5,786)
Acquisition of property interests	—	—	(17,472)	—	(47,625)
Purchases of furniture, fixtures and other	(9,045)	(156)	—	(9,201)	—
Net cash used in investing activities	(21,224)	(13,314)	(33,938)	(34,538)	(78,900)

Financing activities:
Repayment of TVPX Loan	(183)	—	—	(183)	—
Issuance of 11.75% Senior Second Lien Notes	—	275,000	—	275,000	—
Repayments on 9.75% Second Senior Lien Notes	—	(552,460)	—	(552,460)	—
Repayments on Term Loan	(9,629)	(9,552)	(12,311)	(19,181)	(24,941)
Debt issuance costs	(898)	(6,354)	(1,290)	(7,252)	(1,290)
Other	(25)	(723)	(434)	(748)	(703)
Net cash used in financing activities	(10,735)	(294,089)	(14,035)	(304,824)	(26,934)
(Decrease) increase in cash and cash equivalents	(5,762)	(283,968)	162,249	(289,730)	131,925
Cash and cash equivalents and restricted cash, beginning of period	181,806	465,774	219,892	465,774	250,216
Cash and cash equivalents and restricted cash, end of period	$176,044	$181,806	$382,141	$176,044	$382,141

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Debt”, “Adjusted Net (Loss) Income”, “Adjusted EBITDA,” “Free Cash Flow” and “PV-10” or are derivable from a combination of these measures. Management uses these non-GAAP financial measures in its analysis of performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.  Prior period amounts have been conformed to the methodology and presentation of the current period.

We calculate Net Debt as total debt (current and long-term portions), less cash and cash equivalents.  Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income

Adjusted Net (Loss) Income adjusts for certain items that the Company believes affect comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated.  These items include unrealized commodity derivative (gain) loss net of derivative premiums, allowance for credit losses, write-off of debt issuance costs, non-recurring IT-transition costs, non-ARO plugging and abandonment costs, and other which are then tax effected using the Federal Statutory Rate.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022

	(In thousands)
	(Unaudited)

Net (loss) income	$(12,109)	$26,005	$123,436	$13,896	$120,979
Selected items
Unrealized commodity derivative (gain) loss and effect of derivative premiums, net	(1,129)	(39,470)	86,272	(40,599)	126,768
Allowance for credit losses	3	—	181	3	299
Write-off debt issuance costs	—	2,330	—	2,330	—
Non-recurring costs related to IT services transition	1,078	785	—	1,863	—
Non-ARO P&A costs	—	6	—	6	—
Other	(294)	378	(1,534)	84	(629)
Tax effect of selected items (1)	72	7,554	(17,833)	7,626	(26,552)
Adjusted Net (loss) income	$(12,379)	$(2,412)	$190,522	$(14,791)	$220,865

Adjusted net (loss) income per common share
Basic	$(0.08)	$(0.02)	$1.33	$(0.10)	$1.54
Diluted	$(0.08)	$(0.02)	$1.32	$(0.10)	$1.53

Weighted Average Shares Outstanding
Basic	146,452	146,418	143,020	146,435	142,981
Diluted	146,452	146,418	144,525	146,435	144,094

(1) Selected items were effected with the Federal Statutory Rate of 21% for each respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Adjusted EBITDA/ Free Cash Flow Reconciliations

The Company also presents the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net (loss) income plus net interest expense, income tax expense, depreciation, depletion, amortization and accretion, excluding the unrealized commodity derivative (gain) loss net of derivative premiums, allowance for credit losses, non-cash incentive compensation, non-recurring IT-transition costs, non-ARO plugging and abandonment costs, and other. Company management believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, plugging and abandonment costs and interest expense (all on an accrual basis). For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, plugging and abandonment costs and interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following tables present (i) a reconciliation of cash flow from operating activities, a GAAP measure, to Free Cash Flow, as defined by the Company and (ii) a reconciliation of the Company’s net (loss) income, a GAAP measure, to Adjusted EBITDA and Free Cash Flow, as such terms are defined by the Company.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022

	(In thousands)
	(Unaudited)

Net (loss) income	$(12,109)	$26,005	$123,436	$13,896	$120,979
Interest expense, net	10,323	14,713	18,183	25,036	38,066
Income tax expense	2,997	8,639	31,093	11,636	30,404
Depreciation, depletion, amortization and accretion	35,894	30,134	34,360	66,028	65,271
Unrealized commodity derivative (gain) loss and effect of derivative premiums, net	(1,129)	(39,470)	86,272	(40,599)	126,768
Allowance for credit losses	3	—	181	3	299
Non-cash incentive compensation	2,087	1,922	2,014	4,009	2,534
Non-recurring costs related to IT services transition	1,078	785	—	1,863	—
Non-ARO P&A costs	—	6	—	6	—
Other	(312)	378	(1,534)	66	(629)
Adjusted EBITDA	$38,832	$43,112	$294,005	$81,944	$383,692

Investment in oil and natural gas properties and equipment	(15,632)	(7,367)	(8,050)	(22,999)	(25,489)
Asset retirement obligation settlements	(3,199)	(8,642)	(34,283)	(11,841)	(39,775)
Interest expense, net	(10,323)	(14,713)	(18,183)	(25,036)	(38,066)
Free Cash Flow	$9,678	$12,390	$233,489	$22,068	$280,362

	Three Months Ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022

	(In thousands)
	(Unaudited)

Net cash provided by operating activities	$26,197	$23,435	$210,222	$49,632	$237,759
Allowance for credit losses	3	—	181	3	299
Amortization of debt items and other items	(1,114)	(3,249)	(1,771)	(4,363)	(4,365)
Non-recurring costs related to IT services transition	1,078	785	—	1,863	—
Current tax benefit (1)	(4,187)	4,243	3,329	56	3,373
Changes in derivatives (payable) receivable(1)	(1,201)	5,098	40,495	3,897	31,509
Non-ARO P&A costs	—	6	—	6	—
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	4,846	(10,939)	(9,383)	(6,093)	37,905
Investment in oil and natural gas properties, equipment and other	(15,632)	(7,367)	(8,050)	(22,999)	(25,489)
Other	(312)	378	(1,534)	66	(629)
Free Cash Flow	$9,678	$12,390	$233,489	$22,068	$280,362

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Current tax benefit:
Income tax expense (benefit)	$2,997	$8,639	$31,093	$11,636	$30,404
Less: Deferred income taxes	7,184	4,396	27,764	11,580	27,031
Current tax benefit	$(4,187)	$4,243	$3,329	$56	$3,373

Changes in derivatives receivable:
Derivatives payable, end of period	$(677)	$524	$(20,998)	$(677)	$(20,998)
Derivatives payable, beginning of period	(524)	4,574	15,382	4,574	6,396
Derivative premiums paid	—	—	46,111	—	46,111
Change in derivatives receivable (payable)	$(1,201)	$5,098	$40,495	$3,897	$31,509

Reconciliation of PV-10 to Standardized Measure

The Company also discloses PV-10, which is not a financial measure defined under GAAP.  The standardized measure of discounted future net cash flows is the most directly comparable GAAP financial measure for proved reserves calculated using SEC pricing. Company management believes that the non-GAAP financial measure of PV-10 is relevant and useful for evaluating the relative monetary significance of oil and natural gas properties. PV-10 is also used internally when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities. Company management believes that the use of PV-10 is valuable because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid. Additionally, Company management believes that the presentation of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. PV-10 is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of the Company’s estimated oil and natural gas reserves. PV-10 should not be considered in isolation or as substitutes for the standardized measure of discounted future net cash flows as defined under GAAP. Investors should not assume that PV-10 of the Company’s proved oil and natural gas reserves represents a current market value of the Company’s estimated oil and natural gas reserves.  With respect to PV-10 calculated as of an interim date (i.e. other than year-end), it is not practical for the Company to reconcile the PV-10 of its SEC pricing proved reserves as of June 30, 2023 because GAAP does not provide for disclosure of standardized measure on an interim basis.

CONTACT:	Al Petrie	Sameer Parasnis
	Investor Relations Coordinator	Executive VP and CFO
	investorrelations@wtoffshore.com	sparasnis@wtoffshore.com
	713-297-8024	713-513-8654